Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation to Deliver Notice of Redemption of Senior Subordinated Notes

OMAHA, NE, March 27, 2013 – West Corporation, a leading provider of technology-driven communication services, today announced that it instructed The Bank of New York Mellon Trust Company, N.A., as trustee for the Company’s 11% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes”), to deliver a notice of redemption to the holders of all of the outstanding $450,000,000 principal amount of Senior Subordinated Notes. The redemption date is April 26, 2013 (the “Redemption Date”) at a redemption price equal to 103.667% of the principal amount of the Senior Subordinated Notes. In addition, the Company will pay accrued and unpaid interest on the redeemed Senior Subordinated Notes up to, but not including, the Redemption Date. Following this redemption, none of the Senior Subordinated Notes will remain outstanding. The redemption will be financed with net proceeds received from the recently completed initial public offering of common stock of West Corporation as well as cash on hand.

About West Corporation

West Corporation (Nasdaq:WSTC) is a leading provider of technology-driven communication services. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

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